Applied Digital Announces Energizing of Facility in Ellendale, North Dakota

DALLAS, March. 07, 2023 -- Applied Digital Corporation (Nasdaq: APLD) (“Applied Digital” or the “Company”), announced today the energizing of its 180-megawatt (MW) facility in Ellendale, North Dakota. The Company broke ground on the facility on September 8, 2022 and is now powering and operating the new site only six months after initial work began. The Ellendale next-generation datacenter marks the second facility within North Dakota for Applied Digital following the successful 100MW facility in Jamestown that was energized in 2022.

Once fully energized, this location will bring the Company to 280MW of total hosting capacity across its facilities in North Dakota, all of which are contracted out to customers on multi-year terms. Applied Digital expects to hire approximately 45 community members from Ellendale and surrounding areas to operate the facility.

“The energization of this datacenter would not have been possible without the continued support of the Ellendale community and the team we have on site,” said Applied Digital CEO and Chairman, Wes Cummins. “We’ve been diligently working toward providing digital infrastructure solutions that provide differentiated services from traditional datacenters. Our Ellendale site is located where there is significant grid congestion that results in wind farms in the area curtailing output, making it an ideal location for our style of curtailable operation.”

The Company previously entered into a five-year Energy Service Agreement (ESA) with a utility partner in Dickey County servicing Ellendale, North Dakota. In conjunction with the execution of the ESA, Applied Digital and Marathon Digital Holdings (Nasdaq: MARA) mutually executed the option for an additional 70MW of hosting at the Ellendale facility. This brings the contracted capacity with Marathon to 276MW and total contracted hosting for the Company to nearly 500MW.

The Ellendale facility was financed through a loan agreement (the “Loan”) with Starion Bank with terms including a principal amount of up to $20.0 million with a maturity date of February 3, 2028. The proceeds of the Loan will be used to fund capital expenditures associated with the Ellendale buildout.

A ribbon cutting ceremony will be held in the Spring and will include notable members from the local Ellendale community and the executive team of Applied Digital. For more information about the ribbon cutting ceremony, email APLD@gatewayir.com.

Garden City Update
We continue to work through technical details of our 200 MW site in Garden City, TX and currently do not have a firm turn-on date. The primary technical hurdle remaining is metering of energy on the site due to its unique behind-the-meter aspect. We expect to resolve this in the coming weeks. Construction is complete and over 130 MW of miners are installed and ready to energize as soon as these technical details are resolved.

About Applied Digital
Applied Digital (Nasdaq: APLD) designs, develops and operates next-generation datacenters across North America to provide digital infrastructure solutions to the rapidly growing high performance computing (HPC) industry. Find more information at www.applieddigital.com. Follow us on Twitter at @APLDdigital.

Forward-Looking Statements

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as "continue," "build," "future," "increase," "drive," "believe," "look," "ahead," "confident," "deliver," "outlook," "expect," and "predict." Other examples of forward-looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (ii) statements of future economic performance, and (iii) statements of assumptions underlying other statements and statements about the Company or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. These risks, uncertainties, and other factors include: decline in demand for our products and services; the volatility of the crypto asset industry; the inability to comply with developments and changes in regulation; cash flow and access to capital; and maintenance of third party relationships. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts
Matt Glover or Alex Kovtun
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com

Media Contact
Robert Collins, Brenlyn Motlagh
Gateway Group, Inc.
(949) 899.3135
APLD@gatewayir.com